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Comptroller of the Currency
Administrator of National Banks
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Northeastern District Office                                      Licensing Unit
1114 Avenue of the Americas, Suite 3900                   Voice - (212) 790-4055
New York, New York 10036-7780                               Fax - (212) 790-4098

July 11, 2000

John B. Lampi, Esq.
Saui Ewing Remick & Saul LLP
Penn National Insurance Tower
Harrisburg, Pennsylvania 17101

Re: Proposal to merge Twin Rivers Community Bank, Easton, Pennsylvania, with and into The Phillipsburg National Bank and Trust Company, Phillipsburg, New Jersey, under the charter of the latter and with the title "Vista Bank, National Association" and redesignate its branch office located at 305 Roseberry Street, Phillipsburg, New Jersey as its main office.

Dear Mr. Lampi:

This is to inform you that on July 11, 2000, the Office of the Comptroller of the Currency ("OCC") approved your proposal to merge Twin Rivers Community Bank with and into The Phillipsburg National Bank and Trust Company, under the charter of the latter and with the title "Vista Bank, National Association" and redesignate its branch office located at 305 Roseberry Street, Phillipsburg, New Jersey as its main office.

This approval is granted based upon a thorough review of all information available, including commitments and representations made in the application and the merger agreement and those of your representatives.

The business combination of Twin Rivers Community Bank and The Phillipsburg National Bank and Trust Company is legally authorized as an interstate merger transaction under the Reigle-Neal Act, 12 U.S.C. 215a-1 and 1831u(a), and the resulting bank is authorized to retain and operate offices of both banks under 12 U.S.C. 36(d) and 1831u(d)(1).

The district office must be advised in writing in advance of the desired effective date for the merger so that the OCC may issue the necessary certification letter. The effective date must be on or after the date of this letter and any other required regulatory approval. The OCC will issue a letter certifying consummation of the transaction upon receipt of the consummation date.

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We are already in receipt of the following required documents:

1) A Secretary's certificate for each institution, certifying that a majority of the board of directors approved.

2) An executed merger agreement with articles of association for the resulting bank attached.

3) A secretary's certificate from each institution certifying that the shareholder approvals have been obtained.

If the merger is not consummated within one year from the approval date, the approval shall automatically terminate, unless the OCC grants an extension of the time period.

If you have any questions, please contact National Bank Examiner Edward Clements or Senior Corporate Analyst Linda L. Leickal at 212-790-4055.

Sincerely,


/s/ Stephen Lybarger

STEPHEN LYBARGER
Acting Licensing Manager


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